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                                                                    EXHIBIT 99.1
PRESS RELEASE

================================================================================

SMITH INTERNATIONAL, INC.
P.O. BOX 60068
HOUSTON, TX 77205-0068
WEBSITE ADDRESS: smith.com

FOR RELEASE
THURSDAY, JANUARY 31, 2002

CONTACT: MARGARET K. DORMAN
         CHIEF FINANCIAL OFFICER
         (281) 443-3370


                        SMITH INTERNATIONAL, INC. REPORTS
                       FOURTH QUARTER AND YEAR-END RESULTS

     HOUSTON, Texas (January 31, 2002)... Smith International, Inc. (NYSE: SII) today announced fourth quarter net income of $38.2 million, or 77 cents per share, 48 percent above the prior year quarter's results of $26.0 million, or 52 cents per share. Fourth quarter revenues totaled $903.8 million, an increase of 19 percent over the prior year quarter, despite an eight percent decline in average activity levels between the corresponding periods. The year-over-year revenue improvement was driven by strong organic growth in the company's oilfield segment, which increased 13 percent over the fourth quarter of 2000, as well as the impact of acquisitions completed during the year. Excluding the effect of acquired and divested operations, revenues were approximately eight percent above amounts reported in the prior year quarter, primarily related to increased deepwater drilling activity in the United States and higher volumes in the Europe/Africa region. On a sequential quarter basis, revenues were essentially flat as acquisitions completed during the quarter offset the impact of a 21 percent decline in North American drilling activity. Base business revenues decreased approximately four percent from the third quarter of 2001, sustained by a favorable U.S. offshore revenue mix as well as increased activity levels in the Eastern Hemisphere markets.

     For the year ended December 31, 2001, the Company reported record net income of $152.1 million, or $3.03 per share on a diluted basis, on revenues of $3.6 billion. Earnings for 2000 totaled $72.8 million, or $1.45 per share on a diluted basis, on revenues of $2.8 billion. Approximately two-thirds of the revenue increase over the prior year was attributable to the Company's base operations which benefited from higher drilling activity and, to a lesser extent,



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improved market penetration and pricing. Excluding the impact of acquired and divested operations, revenues rose by 19 percent over the reported 2000 amounts, with revenue growth outpacing the market in all geographic regions.

     M-I's revenues were $430.6 million for the fourth quarter of 2001, an increase of 24 percent over the prior year quarter. Although the majority of the revenue improvement related to acquisitions completed in the later half of 2001, M-I's base business operations grew 11 percent period-to-period driven by increased drilling activity in the Eastern Hemisphere along with higher demand for synthetic fluids in the U.S. deepwater market. On a sequential quarter basis, revenues increased four percent due to the impact of acquisitions, including Madison's oilfield and industrial screen operations and The SulfaTreat Company. Base business revenues were flat compared to the third quarter of 2001, as record demand for synthetic fluids in the U.S. offshore market offset the impact of North American land-based activity declines.

     Smith Bits' revenues for the fourth quarter of 2001 totaled $88.6 million. After excluding the effect of the mining bit operations, which were contributed to the Sandvik Smith AB joint venture and are no longer consolidated, revenues increased two percent over the prior year quarter. The revenue improvement results primarily from increased diamond bit sales in the Eastern Hemisphere markets, which more than offset the impact of North American activity declines on demand for three-cone bits. On a combined basis, three-cone and diamond bit revenues rose despite a reduction in worldwide drilling activity due, in part, to the limited deterioration in the North American premium drill bit market.

     Smith Services reported revenues of $115.8 million, an increase of $35.0 million, or 43 percent, over the prior year period. Excluding the impact of acquired and divested operations, revenues increased 29 percent from the fourth quarter of 2000. The organic revenue growth is primarily attributable to increased demand for drilling-related products and services, including drill pipe, tubular products and inspection services. Higher sales of completion products and services also contributed to the base business revenue improvement, associated with new contract awards and increased customer spending in markets outside the United States.

     Wilson's revenues were $268.9 million for the fourth quarter of 2001, 13 percent above fourth quarter 2000 levels reflecting the impact of the Van Leeuwen acquisition completed in January 2001. Excluding the impact of acquisitions, Wilson's U.S. operations reported revenue



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growth of seven percent over the fourth quarter of 2000, driven primarily by increased demand for line pipe in the petrochemical and gas transmission markets. Base business revenues were comparable with the prior year period as lower Canadian revenues associated with the significant activity level decline served to offset the growth experienced in the U.S. market.

     Commenting on the results, Chairman and CEO, Doug Rock stated, "Considering the U.S. rig count fell nearly 30 percent from the beginning of the fourth quarter, our results evidence that Smith has one of the best drilling downturn profiles in the industry. Looking forward, we expect fundamentals for oil and gas drilling will be largely influenced by global economic factors, which we expect to improve later in the year. Based upon the current outlook, we believe the first quarter and full year consensus estimates for 2002 are reasonable expectations for our performance."

     Loren Carroll, Executive Vice President, also noted that, "This was a record year for Smith in terms of revenues, earnings and cash flows. But, more importantly, it was a year in which we were successful making a number of strategic investments in product research and acquisitions, which have strengthened our operations and increased the earnings power of the Company. With a debt to capitalization of 32 percent, and the level of free cash flow expected to be generated in 2002, Smith has the financial resources to continue our program of value-based growth."

     Certain comments contained in this news release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 which have been identified by using words such as "expect," "believe" and similar phrases. The forward-looking statements are based upon management's expectations and beliefs and, although these statements are based upon reasonable assumptions, certain risks and uncertainties such as commodity prices, global economic factors and other factors described from time to time in our publicly available SEC reports, could cause actual results to differ materially from those indicated.

     Smith International, Inc. is a leading worldwide supplier of premium products and services to the oil and gas exploration and production industry, the petrochemical industry and other industrial markets through its four principal business units - M-I, Smith Bits, Smith Services and Wilson.

     Financial highlights follow:



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                            SMITH INTERNATIONAL, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                   Three Months Ended December 31,           Year Ended December 31,
                                                   -------------------------------       -------------------------------
                                                       2001               2000               2001               2000
                                                   ------------       ------------       ------------       ------------
Revenues ....................................      $    903,827       $    759,883       $  3,551,209       $  2,761,014

Costs and expenses:
  Costs of revenues .........................           636,104            545,884          2,505,405          2,015,845
  Selling expenses ..........................           135,552            113,290            520,004            415,448
  General and administrative expenses .......            33,385             32,165            138,561            119,579
  Goodwill amortization .....................             3,991              2,972             15,729             11,116
                                                   ------------       ------------       ------------       ------------
          Total costs and expenses ..........           809,032            694,311          3,179,699          2,561,988
                                                   ------------       ------------       ------------       ------------

Income before interest and taxes ............            94,795             65,572            371,510            199,026

Interest expense ............................            11,362              9,357             45,359             36,756
Interest income .............................              (632)              (539)            (2,895)            (1,861)
                                                   ------------       ------------       ------------       ------------

Income before income taxes and minority
interests ...................................            84,065             56,754            329,046            164,131

Income tax provision ........................            26,564             18,779            106,397             54,998
                                                   ------------       ------------       ------------       ------------

Income before minority interests ............            57,501             37,975            222,649            109,133

Minority interests ..........................            19,322             11,946             70,504             36,333
                                                   ------------       ------------       ------------       ------------

Net income ..................................      $     38,179       $     26,029       $    152,145       $     72,800
                                                   ============       ============       ============       ============

Earnings per share:
  Basic .....................................      $       0.77       $       0.52       $       3.06       $       1.47
                                                   ============       ============       ============       ============
  Diluted ...................................      $       0.77       $       0.52       $       3.03       $       1.45
                                                   ============       ============       ============       ============

Weighted average shares outstanding:
  Basic .....................................            49,400             49,759             49,752             49,603
  Diluted ...................................            49,705             50,381             50,224             50,302

OTHER DATA:
Depreciation and amortization ...............      $     24,787       $     21,088       $     92,895       $     80,688
Capital spending(a) .........................      $     39,329       $     27,802       $    127,642       $     94,581
EBIT excluding minority interests(b) ........      $     71,574       $     50,508       $    285,502       $    151,836
EBITDA excluding minority interests(b) ......      $     91,064       $     67,398       $    358,700       $    216,817

NOTE (a):

Capital spending is reported gross and not reduced for the proceeds arising on lost-in-hole sales or sales of fixed asset equipment replaced. Net capital spending was approximately $109.4 million and $77.9 million for the years ended December 31, 2001 and 2000, respectively.

NOTE (b):

"Earnings before interest and taxes (EBIT) excluding minority interests" and "Earnings before interest, taxes, depreciation and amortization (EBITDA) excluding minority interests" represent the amount of EBIT and EBITDA earned by the Company after reduction for the portion of the respective amounts allocable to the minority interest partners.



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                            SMITH INTERNATIONAL, INC.
                            REVENUE AND SEGMENT DATA
                                 (IN THOUSANDS)




                                              Three Months Ended December 31,           Year Ended December 31,
                                              -------------------------------       -------------------------------
                                                  2001               2000               2001               2000
                                              ------------       ------------       ------------       ------------
REVENUES:
  M-I ..................................      $    430,564       $    348,351       $  1,627,600       $  1,236,999
  Smith Bits ...........................            88,587             92,744            398,204            328,192
  Smith Services .......................           115,801             80,778            398,327            289,935
                                              ------------       ------------       ------------       ------------
    Oilfield Products and Services .....           634,952            521,873          2,424,131          1,855,126
  Wilson ...............................           268,875            238,010          1,127,078            905,888
                                              ------------       ------------       ------------       ------------

          Total ........................      $    903,827       $    759,883       $  3,551,209       $  2,761,014
                                              ============       ============       ============       ============


INCOME BEFORE INTEREST AND TAXES:
  Oilfield Products and Services .......      $     94,397       $     62,204       $    354,614       $    188,017
  Distribution .........................             1,865              4,821             22,893             16,655
  General corporate ....................            (1,467)            (1,453)            (5,997)            (5,646)
                                              ------------       ------------       ------------       ------------

          Total ........................      $     94,795       $     65,572       $    371,510       $    199,026
                                              ============       ============       ============       ============